Exhibit 99.1

News CapitalSource Inc.

4445 Willard Avenue
Twelfth Floor
Chevy Chase, MD 20815

FOR IMMEDIATE RELEASE

For information contact:
Investor Relations:	Media Relations:
Anthony J. Skarupa	Michael E. Weiss
Vice President — Finance	Director of Communications
(301) 841-2847	(301) 841-2918
CAPITALSOURCE REPORTS ADJUSTED EPS OF $2.51 FOR 2006
AND $0.61 FOR THE FOURTH QUARTER
•	Commercial asset growth of approximately $1.0 billion, or 13%, over the prior quarter
•	Paid quarterly dividend of $0.55 per share, a 12% increase over the prior quarter
•	Managed asset portfolio of approximately $17.0 billion, with 9% growth in managed assets over the prior quarter
Chevy Chase, MD, February 27, 2007 — CapitalSource Inc. (NYSE: CSE) today reported financial results for the full year and quarter ended December 31, 2006.
Adjusted earnings were $425.7 million, or $2.51 per diluted share, for the year compared to $263.6 million, or $2.14 per diluted share, for the prior year. This represents a 17% year-over-year increase in adjusted earnings per diluted share. Adjusted earnings were $109.6 million, or $0.61 per diluted share, for the quarter ended December 31, 2006 compared to $122.9 million, or $0.71 per diluted share, for the prior quarter.
Net income for the year was $279.3 million, or $1.65 per diluted share, compared to net income of $164.7 million, or $1.33 per diluted share, for the prior year. This represents a 24% year-over-year increase in net income per diluted share. Net income for the quarter was $60.3 million, or $0.34 per diluted share, compared to net income of $80.9 million, or $0.47 per diluted share, for the prior quarter.
A regular quarterly dividend of $0.55 per share was paid on December 29, 2006 to common shareholders of record as of December 15, 2006, representing a 12% increase over the per share dividend paid in the prior quarter. The total amount of dividends per share paid in 2006 was $4.52, including a $2.50 per share special dividend paid in January 2006 and regular quarterly cash dividends totaling $2.02 per share. The regular quarterly dividends paid in 2006 equated to a payout ratio of 80% of adjusted earnings per diluted share.

“I am very pleased with CapitalSource’s performance in the fourth quarter and for the full year 2006. Against a backdrop of competitive market conditions, our direct origination teams in healthcare, structured finance and our repositioned corporate finance business were all able to find attractive opportunities,” said John K. Delaney, Chairman and Chief Executive Officer.
Reflecting on 2006, Mr. Delaney added: “In addition to exceeding our dividend guidance, we accomplished many important objectives this year. First, our real estate-related lending and investing businesses were significantly enhanced by our decision to become a real estate investment trust, or REIT, lowering our cost of capital and enabling us to build a more substantial and successful real estate business. Second, our corporate finance business was successfully repositioned as a more capital markets-oriented platform, which allows us to compete more effectively in a competitive market. Third, our credit performance relative to our unlevered yields continued to be very strong. As we look ahead, we see significant opportunities to further extend our substantial platform with new balance sheet and asset management initiatives.”
“During 2006, we successfully executed our conversion to REIT status and the power of our REIT is contributing directly to the bottom line,” said Thomas A. Fink, Chief Financial Officer. “The REIT election resulted in an effective tax rate of 19.4% this year down from 38.8% in 2005, saving over $65 million. It also enabled us to continue growing all of our lending businesses while adding more than $720 million in high quality, long-lived, direct real estate investments through our sale-leaseback activity. As a result of all our work, we have a diversified, well-balanced business and are well positioned for the future.”
     Managed Portfolio
•	Increased managed asset portfolio to approximately $17.0 billion as of year end, a $1.3 billion, or 9%, increase from the prior quarter.

•	Managed assets include on balance sheet commercial assets, on balance sheet residential mortgage assets, equity investments and $2.4 billion of off balance sheet assets managed on behalf of third parties.
     Commercial Asset Portfolio
•	Total commercial assets, including commercial loans and direct real estate investments, were $8.6 billion as of year end, a net increase of approximately $1.0 billion, or 13%, from the prior quarter. Total commercial assets grew $2.6 billion, or 43%, during the year.

•	Total commercial loans outstanding were $7.9 billion as of year end, a net increase of $500.4 million, or 7%, from the prior quarter. Total commercial loans grew $1.9 billion, or 31%, during the year.

•	Direct real estate investments increased by $457.2 million during the quarter to $722.3 million, net of depreciation. The increase was due to the acquisition of 79 fully leased healthcare facilities during the quarter.

•	Interest income increased $3.0 million to $201.9 million for the quarter, reflecting continued strength in core yields but relatively back-end weighted net loan growth.

•	Operating lease income increased to $11.6 million for the quarter compared to $7.9 million for the prior quarter.

•	Net investment income was $146.6 million for the quarter, a decrease of $17.2 million from the prior quarter. This decrease was primarily due to an anticipated decrease in prepayment-related fee income this quarter.
     Commercial Net Finance Margin
•	Yield on average interest earning assets was 12.12% for the quarter, a decrease of 95 basis points from the prior quarter. Yield from interest income decreased 10 basis points from the prior quarter and yield from fee income decreased 85 basis points. The decrease in yield from fee income this quarter, was primarily due to a 77 basis point decline in prepayment-related fee income. Prepayment related fee income contributed 60 basis points to yield in the quarter compared to 137 basis points in the prior quarter and 92 basis points for the full year.

•	Cost of funds was 6.46% for the quarter compared to 6.26% for the prior quarter. This increase was primarily due to higher amortization of deferred financing fees and a higher cost mix of funding resulting from the issuance of additional subordinated debt, greater use of our unsecured credit facility and the higher costs of financing for certain of our real estate acquisitions. In addition, our $1.3 billion commercial real estate term debt securitization was completed late in the quarter. We expect that this financing will have a favorable effect on cost of funds in the future. Overall borrowing spread to one-month LIBOR was 1.13% for the quarter compared to 0.91% for the prior quarter and 1.03% for the full year.

•	Leverage, as measured by the ratio of total debt to total equity at the end of the period, was 3.78x as of year end, an increase from 3.67x from the prior quarter. This increase was primarily due to additional borrowings used to fund loan portfolio growth and our acquisition of direct real estate investments.

•	Net finance margin, defined as net investment income divided by average income earning assets, was 7.01% for the quarter, a decrease of 118 basis points from 8.19% for the prior quarter. The decrease was primarily due to lower prepayment-related fees, higher cost of funds on our borrowings and the effects of increased leverage.
     Commercial Credit
•	Non-accruals, which the company considers its primary credit metric, were 2.14% of total commercial assets as of year end, a decrease of 17 basis points compared to the prior quarter.

•	Allowance for loan losses as a percentage of total commercial assets was 1.41% as of year end, an increase of 6 basis points from the prior quarter.

•	Net charge offs during the quarter were $12.6 million, a decrease of $10.2 million from the prior quarter. As a percentage of average commercial assets, net charge offs (annualized) were 0.63% for the fourth quarter compared to 1.18% for the prior quarter.

•	Impaired commercial assets as a percentage of total commercial assets were 3.28% as of year end compared to 3.50% as of the prior quarter end.
Funding
•	In December 2006, we completed a $1.3 billion commercial real estate term debt securitization, our first real estate only issuance. The blended pricing for the offered notes (excluding amortization of deferred financing fees) was three-month LIBOR plus 39.7 basis points. This securitization transaction includes a five-year replenishment period allowing for reinvestment.
•	During the quarter, we raised $104.5 million of cash proceeds through the issuance of approximately 3.9 million shares from our Dividend Reinvestment and Stock Purchase Plan. For the full year 2006, we raised $208.2 million and issued approximately 8.4 million shares through the Dividend Reinvestment and Stock Purchase Plan.
     Other
•	The overall effective tax rate was 19.0% for the quarter and 19.4% for the year. The lower rate for the quarter includes a true-up to a lower actual annual effective tax rate from the 20.8% that was previously estimated. The annual effective income tax rate attributable to the taxable REIT subsidiaries was 39.9%.

•	Adjusted return on equity, or adjusted earnings divided by average GAAP equity, was 20.7% for the quarter. See the accompanying financial table for a detailed reconciliation of GAAP net income to adjusted earnings.
Conference Call and Webcast
We will hold an analyst and investor call with a simultaneous webcast on February 27, 2007 at 10:00 AM ET to discuss fourth quarter and full year results. To participate, analysts and investors may call (800) 261-3417 from within the United States, or (617) 614-3673 from outside the United States, with pass code 50879874. For other interested parties, a webcast of the call may be accessed through the Investor Relations section of the CapitalSource website at www.capitalsource.com or by using the link below:
http://investor.capitalsource.com/phoenix.zhtml?c=114643&p=irol-irhome
A telephonic replay will be available from approximately 12:00 PM ET February 27, 2007 through March 6, 2007. Please call (888) 286-8010 from the United States or (617) 801-6888 from outside the United States with pass code 76277166. An audio replay will also be available on the Investor Relations page of the CapitalSource website. Additionally, the company’s quarter and full year 2006 Investor Presentation will be posted to the Investor Relations page of the CapitalSource website.
About CapitalSource
CapitalSource (NYSE:CSE) is a leading commercial lending, investment and asset management business focused on the middle market. As of December 31, 2006, CapitalSource manages an asset portfolio of approximately $17 billion, primarily including $8.6 billion of which we own in our commercial lending and investing business, $5.8 billion of which we own in our residential mortgage investment business, and $2.4 billion of which we manage on behalf of third parties. Headquartered in Chevy Chase, Maryland, we have approximately 550 employees in offices across the country and in Europe. For more information, visit www.capitalsource.com or call (866) 876-8723.

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements.
All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements.
More detailed information about factors we believe could cause our actual results, performance or achievements to differ materially from anticipated levels is contained in our filings with the SEC, including the sections captioned “Risk Factors” and “Business” in our Annual Report on Form 10-K as filed with the SEC on March 8, 2006. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

CapitalSource Inc.
Consolidated Balance Sheets
(Unaudited)

	December 31,	September 30,
	2006	2006
	($ in thousands)
ASSETS
Cash and cash equivalents	$396,151	$651,143
Restricted cash	240,904	362,949
Mortgage-related receivables, net	2,295,922	2,340,433
Mortgage-backed securities pledged, trading	3,502,753	3,424,516
Receivables under reverse-repurchase agreements	51,892	52,906
Loans held for sale	26,521	77,532
Loans:
Loans	7,771,785	7,219,331
Less deferred loan fees and discounts	(130,392)	(122,255)
Less allowance for loan losses	(120,575)	(102,659)

Loans, net	7,520,818	6,994,417
Direct real estate investments, net	722,303	265,108
Investments	184,333	170,766
Other assets	268,977	152,104

Total assets	$15,210,574	$14,491,874

LIABILITIES, NONCONTROLLING INTERESTS AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$3,510,768	$3,387,521
Unsecured credit facilities	355,685	465,000
Secured credit facilities	2,183,155	2,450,811
Term debt	5,809,685	5,080,284
Convertible debt	555,000	555,000
Subordinated debt	446,393	367,721
Other liabilities	200,498	111,990

Total liabilities	13,061,184	12,418,327

Noncontrolling interests	56,350	56,371

Shareholders’ equity:
Preferred stock (50,000,000 shares authorized; no shares outstanding)	—	—
Common stock ($0.01 par value, 500,000,000 shares authorized; 182,752,290 and 178,677,872 shares issued; 181,452,290 and 177,377,872 shares outstanding, respectively)	1,815	1,774
Additional paid-in capital	2,139,421	2,024,761
(Accumulated deficit) retained earnings	(20,735)	18,460
Accumulated other comprehensive income, net	2,465	2,107
Treasury stock, at cost	(29,926)	(29,926)

Total shareholders’ equity	2,093,040	2,017,176

Total liabilities, noncontrolling interests and shareholders’ equity	$15,210,574	$14,491,874

CapitalSource Inc.
Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,	Year Ended December 31,
	2006	2006	2005	2006	2005
	($ in thousands, except per share data)
Net investment income:
Interest income	$284,932	$280,066	$153,331	$1,016,533	$514,652
Fee income	38,385	53,955	29,915	170,485	130,638

Total interest and fee income	323,317	334,021	183,246	1,187,018	645,290
Operating lease income	11,568	7,855	—	30,742	—

Total investment income	334,885	341,876	183,246	1,217,760	645,290
Interest expense	184,907	170,118	57,571	606,725	185,935

Net investment income	149,978	171,758	125,675	611,035	459,355
Provision for loan losses	30,529	24,849	7,847	81,562	65,680

Net investment income after provision for loan losses	119,449	146,909	117,828	529,473	393,675

Operating expenses:
Compensation and benefits	34,538	33,924	22,801	135,912	95,008
Other administrative expenses	23,973	19,307	16,011	80,140	48,828

Total operating expenses	58,511	53,231	38,812	216,052	143,836

Other income (expense):
Diligence deposits forfeited	2,494	598	1,452	6,462	4,557
Gain on investments, net	6,618	7,223	3,866	12,101	9,194
Gain (loss) on derivatives	909	(5,074)	13	2,485	(101)
Gain (loss) on residential mortgage investment portfolio	2,308	2,291	(2,074)	2,528	(2,074)
Other income, net of expenses	2,621	5,700	3,189	13,752	7,657

Total other income	14,950	10,738	6,446	37,328	19,233

Noncontrolling interests expense	1,361	1,259	—	4,711	—

Net income before income taxes and cumulative effect of accounting change	74,527	103,157	85,462	346,038	269,072
Income taxes	14,187	22,304	33,527	67,132	104,400

Net income before cumulative effect of accounting change	60,340	80,853	51,935	278,906	164,672
Cumulative effect of accounting change, net of taxes	—	—	—	370	—

Net income	$60,340	$80,853	$51,935	$279,276	$164,672

Net income per share:
Basic	$0.35	$0.47	$0.39	$1.68	$1.36
Diluted	$0.34	$0.47	$0.37	$1.65	$1.33

Average shares outstanding:
Basic	174,862,656	171,777,989	133,816,659	166,273,730	120,976,558
Diluted	178,691,422	173,354,891	140,354,039	169,220,007	123,433,645

CapitalSource Inc.
Net Income to Adjusted Earnings Reconciliation
(Unaudited)
     During the first quarter of 2006, we began evaluating our performance based on several measures, including adjusted earnings. Management views adjusted earnings and the related per share measures as useful and appropriate supplements to net income and earnings per share. These measures serve as an additional measure of our operating performance because they facilitate evaluation of the company without the effects of certain adjustments in accordance with U.S. generally accepted accounting principles (“GAAP”) that may not necessarily be indicative of current operating performance. We define adjusted earnings as net income as determined in accordance with GAAP, adjusted for certain non-cash items, including real estate depreciation, amortization of deferred financing fees, non-cash equity compensation, unrealized gains and losses on our residential mortgage investment portfolio and related derivatives, unrealized gains and losses on other derivatives and foreign currencies, net unrealized gains and losses on investments, provision for loan losses, charge offs, recoveries, nonrecurring items and the cumulative effect of changes in accounting principles.
     Adjusted earnings should not be considered as an alternative to net income or cash flows from operating activities (each computed in accordance with GAAP). Instead, adjusted earnings should be reviewed in connection with net income and cash flows from operating, investing and financing activities in our consolidated financial statements, to help analyze how our business is performing. Adjusted earnings and other supplemental performance measures are defined in various ways throughout the REIT industry. Investors should consider these differences when comparing our adjusted earnings to other REITs.

     A reconciliation of our reported net income to adjusted earnings for the three months and year ended December 31, 2006 and the three months ended September 30, 2006 was as follows:

	Three Months Ended		Year Ended
	December 31, 2006	September 30, 2006	December 31, 2006
	($ in thousands, except per share data)
Net income	$60,340	$80,853	$279,276
Add:
Real estate depreciation(1)	4,118	2,595	10,323
Amortization of deferred financing fees	9,012	6,225	30,842
Non-cash equity compensation	8,301	8,640	33,294
Net unrealized loss on residential mortgage investment portfolio, including related derivatives(2)	1,749	3,436	5,862
Unrealized (gain) loss on derivatives and foreign currencies, net	(1,274)	6,937	(1,470)
Unrealized loss on investments, net	2,014	404	7,524
Provision for loan losses	30,529	24,849	81,662
Recoveries(3)	—	—	—
Less:
Charge offs(4)	5,234	11,000	16,510
Nonrecurring items(5)	—	—	4,725
Cumulative effect of accounting change, net of taxes	—	—	370

Adjusted earnings	$109,555	$122,939	$425,708

Net income per share:
Basic — as reported	$0.35	$0.47	$1.68
Diluted — as reported	$0.34	$0.47	$1.65

Average shares outstanding:
Basic — as reported.	174,862,656	171,777,989	166,273,730
Diluted — as reported	178,691,422	173,354,891	169,220,007

Adjusted earnings per share:
Basic	$0.63	$0.72	$2.56
Diluted(6)	$0.61	$0.71	$2.51

Average shares outstanding:
Basic	174,862,656	171,777,989	166,273,730
Diluted(7)	181,202,240	175,865,709	171,551,972

(1)	Depreciation for direct real estate investments only. Excludes depreciation for corporate leasehold improvements, fixed assets and other non-real estate items.

(2)	Includes adjustments to reflect the period change in fair value of residential mortgage-backed securities and related derivative instruments.

(3)	Includes all recoveries on loans during the period.

(4)	To the extent we experience losses on loans for which we specifically provided a reserve prior to January 1, 2006, there will be no adjustment to earnings. All charge offs incremental to previously established allocated reserves will be deducted from net income.

(5)	Represents the write-off of a net deferred tax liability recorded in connection with our conversion to a REIT for the year ended December 31, 2006.

(6)	Adjusted to reflect the impact of adding back noncontrolling interests expense of $1.4 million for the three months ended December 31, 2006, $1.3 million for the three months ended September 30, 2006 and $4.7 million for the year ended December 31, 2006, to adjusted earnings due to the application of the if-converted method on non-managing member units, which are considered dilutive to adjusted earnings per share, but are antidilutive to GAAP net income per share for all periods presented.

(7)	Adjusted to include average non-managing member units of 2,510,818 for the three months ended December 31, 2006 and September 30, 2006 and 2,331,965 for the year ended December 31, 2006, which are considered dilutive to adjusted earnings per share, but are antidilutive to GAAP net income per share for all periods presented.

CapitalSource Inc.
Segment Data (1)
(Unaudited)

	Three Months Ended December 31, 2006			Three Months Ended September 30, 2006
	Commercial Lending	Residential Mortgage	Consolidated	Commercial Lending	Residential	Consolidated
	& Investment	Investment	Total	& Investment	Mortgage Investment	Total
	($ in thousands)
Net investment income:
Interest income	$201,882	$83,050	$284,932	$198,918	$81,148	$280,066
Fee income	38,385	—	38,385	53,955	—	53,955

Total interest and fee income	240,267	83,050	323,317	252,873	81,148	334,021
Operating lease income	11,568	—	11,568	7,855	—	7,855

Total investment income	251,835	83,050	334,885	260,728	81,148	341,876
Interest expense	105,197	79,710	184,907	96,872	73,246	170,118

Net investment income	146,638	3,340	149,978	163,856	7,902	171,758
Provision for loan losses	30,479	50	30,529	24,849	—	24,849

Net investment income after provision for loan losses	116,159	3,290	119,449	139,007	7,902	146,909

Total operating expenses	56,230	2,281	58,511	51,081	2,150	53,231

Total other income	12,642	2,308	14,950	8,447	2,291	10,738

Noncontrolling interests expense	1,361	—	1,361	1,259	—	1,259

Net income before income taxes	71,210	3,317	74,527	95,114	8,043	103,157
Income taxes	14,187	—	14,187	22,304	—	22,304

Net income	$57,023	$3,317	$60,340	$72,810	$8,043	$80,853

	Year Ended December 31, 2006
	Commercial Lending	Residential Mortgage	Consolidated	Year Ended
	& Investment	Investment	Total	December 31, 2005
	($ in thousands)
Net investment income:
Interest income	$749,011	$267,522	$1,016,533	$514,652
Fee income	170,485	—	170,485	130,638

Total interest and fee income	919,496	267,522	1,187,018	645,290
Operating lease income	30,742	—	30,742	—

Total investment income	950,238	267,522	1,217,760	645,290
Interest expense	356,164	250,561	606,725	185,935

Net investment income	594,074	16,961	611,035	459,355
Provision for loan losses	81,211	351	81,562	65,680

Net investment income after provision for loan losses	512,863	16,610	529,473	393,675

Total operating expenses	207,412	8,640	216,052	143,836

Total other income	34,800	2,528	37,328	19,233

Noncontrolling interests expense	4,711	—	4,711	—

Net income before income taxes and cumulative effect of accounting change	335,540	10,498	346,038	269,072
Income taxes	67,132	—	67,132	104,400

Net income before cumulative effect of accounting change	268,408	10,498	278,906	164,672
Cumulative effect of accounting change, net of taxes	370	—	370	—

Net income	$268,778	$10,498	$279,276	$164,672

(1)	On January 1, 2006, we began operating as two reportable segments: 1) Commercial Lending & Investment and 2) Residential Mortgage Investment. Prior to 2006, we operated as a single business segment as substantially all of our activity was related to our commercial lending and investment business.

CapitalSource Inc.
Selected Financial Data
(Unaudited)

Three Months Ended
December 31,	September 30,	December 31,	Year Ended December 31,
2006	2006	2005	2006	2005
Commercial Lending & Investment Segment:

Performance ratios:
Adjusted return on average assets	4.83%	5.47%	4.58%	5.28%	4.86%
Adjusted return on average equity	22.47%	25.29%	21.39%	24.17%	24.10%
Yield on average interest earning assets	12.12%	13.07%	12.15%	12.61%	12.15%
Cost of funds	6.46%	6.26%	5.01%	6.12%	4.43%
Net finance margin	7.01%	8.19%	8.34%	7.86%	8.65%
Operating expenses as a percentage of average total assets	2.62%	2.51%	2.48%	2.69%	2.65%
Operating expenses (excluding direct real estate depreciation) as a percentage of average total assets	2.43%	2.36%	2.48%	2.54%	2.65%
Efficiency ratio (operating expenses / net investment income and other income)	35.30%	29.65%	29.38%	32.98%	30.05%
Efficiency ratio (operating expenses excluding direct real estate depreciation) / net investment income and other income)	32.72%	27.85%	29.38%	31.16%	30.05%

Leverage ratios:
Total debt to equity (as of period end)	3.78	x	3.67	x	4.48	x	3.78	x	4.48	x
Equity to total assets (as of period end)	20.49%	21.05%	17.17%	20.49%	17.17%

Average balances ($ in thousands):
Average loans	$7,511,147	$7,382,209	$5,661,257	$6,971,908	$5,046,704
Average assets	8,503,395	8,084,986	6,216,302	7,699,324	5,419,981
Average interest earning assets	7,864,384	7,678,450	5,980,560	7,293,568	5,309,530
Average income earning assets	8,294,439	7,939,826	5,980,560	7,553,881	5,309,530
Average borrowings	6,458,579	6,139,327	4,554,672	5,823,368	4,193,128
Average equity	1,828,616	1,748,354	1,331,396	1,683,406	1,093,882

Consolidated CapitalSource Inc.:

Performance ratios:
Adjusted return on average assets	2.99%	3.55%	4.58%	3.38%	4.86%
Adjusted return on average equity	20.68%	24.09%	21.39%	22.31%	24.10%
Yield on average interest earning assets	9.29%	10.01%	12.15%	9.80%	12.15%
Cost of funds	6.02%	5.87%	5.01%	5.79%	4.43%
Net finance margin	4.18%	5.05%	8.34%	4.94%	8.65%
Operating expenses as a percentage of average total assets	1.60%	1.54%	2.48%	1.72%	2.65%
Operating expenses (excluding direct real estate depreciation) as a percentage of average total assets	1.48%	1.45%	2.48%	1.62%	2.65%
Efficiency ratio (operating expenses / net investment income and other income)	35.48%	29.17%	29.38%	33.32%	30.05%
Efficiency ratio (operating expenses excluding direct real estate depreciation) / net investment income and other income)	32.98%	27.48%	29.38%	31.55%	30.05%

Leverage ratios:
Total debt to equity (as of period end)	6.14	x	6.10	x	4.48	x	6.14	x	4.48	x
Equity to total assets (as of period end)	13.76%	13.92%	17.17%	13.76%	17.17%

Average balances ($ in thousands):
Average loans	$7,511,147	$7,382,209	$5,661,257	$6,971,908	$5,046,704
Average assets	14,541,147	13,725,326	6,216,302	12,594,391	5,419,981
Average interest earning assets	13,804,774	13,237,128	5,980,560	12,112,492	5,309,530
Average income earning assets	14,234,829	13,498,504	5,980,560	12,372,805	5,309,530
Average borrowings	12,194,417	11,503,180	4,554,672	10,479,447	4,193,128
Average equity	2,101,514	2,024,841	1,331,396	1,908,337	1,093,882

CapitalSource Inc.
Commercial Asset Portfolio
(Unaudited)

	December 31, 2006		September 30, 2006
	($ in thousands)
Composition of portfolio by type:
Senior secured asset-based loans (1)	$2,599,014	30%	$2,438,577	32%
First mortgage loans (1)	2,542,222	30	2,556,621	34
Senior secured cash flow loans (1)	2,105,152	25	1,837,957	24
Subordinate loans (1)	603,810	7	516,614	7
Direct real estate investments	722,303	8	265,108	3

Total commercial assets	$8,572,501	100%	$7,614,877	100%

Composition of portfolio by business:
Healthcare and Specialty Finance	$3,498,051	41%	$3,167,533	42%
Structured Finance	2,839,716	33	2,482,933	32
Corporate Finance	2,234,734	26	1,964,411	26

Total commercial assets	$8,572,501	100%	$7,614,877	100%

(1)	“Loans” include loans, loans held for sale and receivables under reverse-repurchase agreements.

CapitalSource Inc.
Credit Quality Data
(Unaudited)
Credit Metrics by Asset Classification:

	December 31, 2006	September 30, 2006
60 or more days contractually delinquent:
As a % of total Commercial Assets(1)	1.03%	0.81%
As a % of total Commercial Loans(2)	1.12%	0.84%

Non-accrual(3):
As a % of total Commercial Assets	2.14%	2.31%
As a % of total Commercial Loans	2.34%	2.39%

Impaired(4):
As a % of total Commercial Assets	3.28%	3.50%
As a % of total Commercial Loans	3.58%	3.63%

Total (excluding assets in multiple categories):
As a % of total Commercial Assets	3.76%	3.70%
As a % of total Commercial Loans	4.11%	3.83%

Allowance for Loan Loss:
As a % of total Commercial Assets	1.41%	1.35%
As a % of total Commercial Loans	1.54%	1.40%

Net Charge Offs:
As a % of total Commercial Average Assets	0.63%	1.18%
As a % of total Commercial Average Loans	0.66%	1.22%

(1)	Includes commercial loans, loans held for sale, receivables under reverse-repurchase agreements and direct real estate investments.

(2)	Includes commercial loans, loans held for sale and receivables under reverse-repurchase agreements.

(3)	Includes loans with an aggregate principal balance of $47.0 million and $46.9 million as of December 31, 2006 and September 30, 2006, respectively, that were also classified as loans 60 or more days contractually delinquent.

(4)	Includes loans with an aggregate principal balance of $47.0 million and $46.9 million, as of December 31, 2006 and September 30, 2006, respectively, that were also classified as loans 60 or more days contractually delinquent, and loans with an aggregate principal balance of $183.5 million and $175.8 million as of December 31, 2006 and September 30, 2006, respectively, that were also classified as loans on non-accrual status.